Exhibit (i)(1)

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

December 28, 2007

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, Delaware 19809

Re:	Shares Registered by Post-Effective Amendment No. 124 to Registration
Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 124 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $ .001 par value per share (collectively, the “Shares”), with respect to the Company’s Money Market, Bogle Small Cap Growth, Schneider Small Cap Value, Schneider Value, Bear Stearns CUFS MLP Mortgage, Bear Stearns Ultra Short Income, Marvin & Palmer Large Cap Growth, Robeco Boston Partners Large Cap Value, Robeco Boston Partners Mid Cap Value, Robeco Boston Partners Long/Short Equity, Robeco Boston Partners All-Cap Value, Robeco Boston Partners Small Cap Value II, Robeco WPG Core Bond, Robeco WPG Small Cap Value, Robeco WPG 130/30 Large Cap Core, Senbanc, SAM Sustainable Water, SAM Sustainable Climate, Free Market Fixed Income, Free Market International Equity and Free Market U.S. Equity Portfolios:

PORTFOLIO	CLASS	AUTHORIZED SHARES

Money Market	L	1500 million
	I	1500 million

Bogle Small Cap Growth	NNN	100 million
	OOO	100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES

Schneider Small Cap Value	YY	100 million

Schneider Value	PPP	100 million

Bear Stearns CUFS MLP Mortgage Portfolio	YYY	100 million

Bear Stearns Ultra Short Income	AAAA	50 billion

Marvin & Palmer Large Cap Growth	ZZZ	100 million

Robeco Boston Partners Large Cap Value	QQ	100 million
	RR	100 million

Robeco Boston Partners Mid Cap Value	UU	100 million
	TT	100 million

Robeco Boston Partners Long/Short Equity	III	100 million
	JJJ	100 million

Robeco Boston Partners All-Cap Value	VV	100 million
	WW	100 million

Robeco Boston Partners Small Cap Value II	DDD	100 million
	EEE	100 million

Robeco WPG Core Bond	SSS	100 million
	TTT	50 million
	XXX	100 million

Robeco WPG Small Cap Value	UUU	50 million

Robeco WPG 130/30 Large Cap Core	VVV	50 million

Senbanc	WWW	50 million

SAM Sustainable Water	FFFF	100 million
	GGGG	100 million
	HHHH	100 million
	IIII	100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES

SAM Sustainable Climate	JJJJ	100 million
	KKKK	100 million
	LLLL	100 million
	MMMM	100 million

Free Market Fixed Income	DDDD	100 million

Free Market International Equity	CCCC	100 million

Free Market U.S. Equity	BBBB	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $ .0001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP